NEWS RELEASE
Release No. 101-01-19

Contact:
Mark Morrison (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 6:55 A.M. (EST) MONDAY, JANUARY 14, 2019

LP Names Alan Haughie as Chief Financial Officer

Haughie brings more than 25 years of financial expertise and significant leadership experience to LP

NASHVILLE, Tenn. (Jan. 14, 2019) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced that Alan Haughie has been named Executive Vice President and Chief Financial Officer effective immediately.

Haughie succeeds Mike Kinney, who has served as interim CFO since July 2018. Kinney will return to his role as Treasurer and Investor Relations Director.

Haughie brings more than 25 years of financial expertise and significant strategic planning leadership experience to LP. He most recently served as Senior Vice President and CFO of ServiceMaster Global Holdings, Inc., a leading provider of essential residential and commercial services, where he was instrumental in successfully leading the company through several milestone events, including its initial public offering and $2.4 billion in debt refinancing, among others.

“After conducting a thorough search process, we are pleased to welcome an executive of Alan’s caliber to the LP management team. His strong financial background and leadership experience paired with his commitment to driving profitable growth and value creation make him the ideal person for the role. We are confident that Alan will be an asset to our team as we continue executing on our strategic transformation into a leading building solutions provider,” Brad Southern, LP Chief Executive Officer, said.

“I am honored to join LP at this important juncture in the company’s history,” Haughie said. “LP has made significant progress on its transformation to a leading building solutions company. I look forward to working with Brad and the talented LP team to help accelerate that transformation and deliver results and value creation for shareholders.”

“On behalf of the Board and management team, I want to thank Mike for assuming the role of interim CFO and overseeing a seamless transition of responsibilities. We look forward to LP continuing to benefit from Mike’s financial expertise and strategic insight,” Southern said.

About Alan Haughie

Haughie most recently served as Senior Vice President and CFO of ServiceMaster Global Holdings, Inc. from 2013 to 2017. He joined ServiceMaster after spending 19 years with Federal-Mogul Corp., a diversified, global automotive components supplier, where he held a number of positions, including Senior Vice President and CFO; Vice President, Controller and Chief Accounting Officer; Director of Financial Planning and Analysis; and various financial planning and analysis roles in Federal-Mogul’s European aftermarket business.

Prior to joining Federal-Mogul, he served in a number of audit roles at Ernst & Young L.L.P. Haughie is a chartered accountant and holds a Bachelor of Science with Honors in Mathematics from the University of Manchester in the United Kingdom.

About LP
Louisiana-Pacific Corporation is a leading building solutions company that invents, manufactures and delivers uniquely engineered, innovative building products that are backed by unparalleled service, strong customer support and industry leading warranties. With operations in the U.S., Canada, Chile and Brazil, LP helps builders, contractors, architects, engineers and home owners build smarter, better, faster and more efficiently. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.

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